Exhibit 99.1
NEWS RELEASE
ASSOCIATED MATERIALS INCORPORATED AND AMH HOLDINGS, INC.
REPORT THIRD QUARTER RESULTS
CUYAHOGA FALLS, Ohio, November 10 — Associated Materials Incorporated (“AMI” or the “Company”) today announced third quarter 2006 net sales of $343.4 million, a 4.6% increase over net sales of $328.2 million for the same period in 2005. For the nine months ended September 30, 2006, net sales were $951.0 million, or 10.3% higher than net sales of $862.2 million for the same period in 2005. Net income for the third quarter of 2006 was $14.6 million, compared to net income of $11.7 million for the same period in 2005. Net income was $31.0 million for the nine months ended September 30, 2006 compared to net income of $12.1 million for the same period in 2005.
EBITDA (as defined below) for the third quarter of 2006 was $39.7 million. This compares to EBITDA of $30.6 million for the same period in 2005. Adjusted EBITDA (as defined below) for the third quarter of 2006 was $40.0 million compared to adjusted EBITDA of $32.4 million for the same period in 2005. Adjusted EBITDA for the third quarter of 2006 excludes $0.1 million of amortization related to prepaid management fees and $0.1 million of foreign currency losses. Adjusted EBITDA for the same period in 2005 excludes $1.0 million of amortization related to prepaid management fees, $0.3 million of foreign currency losses, and one-time costs of $0.5 million associated with the closure of the Company’s Freeport, Texas manufacturing facility.
EBITDA was $94.4 million for the nine months ended September 30, 2006 compared to EBITDA of $56.6 million for the same period in 2005. For the nine months ended September 30, 2006, adjusted EBITDA was $95.9 million compared to adjusted EBITDA of $64.5 million for the same period in 2005. Adjusted EBITDA for the nine months ended September 30, 2006 excludes separation costs of $2.1 million related to the resignation of the Company’s former Chief Executive Officer, $0.4 million of amortization related to prepaid management fees, $0.9 million of foreign currency gains, non-cash stock compensation expense of less than $0.1 million, and a gain of $0.1 million associated with the sale of the Company’s Freeport, Texas manufacturing facility. Adjusted EBITDA for the same period in 2005 excludes $3.0 million of amortization related to prepaid management fees, $0.6 million of foreign currency losses, $0.3 million of non-cash stock compensation expense, and one-time costs of $4.0 million associated with the closure of the Company’s Freeport, Texas manufacturing facility. A reconciliation of net income to EBITDA and to adjusted EBITDA is included below.
Tom Chieffe, President and Chief Executive Officer, commented, “We are pleased with our third quarter performance, which demonstrates continued improvement versus our prior year results. This improvement was achieved despite relatively difficult market conditions for the quarter.”
Mr. Chieffe continued, “The overall housing market has experienced significant weakness during the third quarter and to date in the fourth quarter. We believe the negative macroeconomic factors relating to our industry will continue for the foreseeable future; accordingly, we will continue to aggressively manage our working capital and spending levels throughout our business.”
Results of Operations
Net sales increased 4.6%, or $15.2 million, during the third quarter of 2006 compared to the same period in 2005 driven primarily by the continued realization of selling price increases implemented in late 2005 and early 2006, continued unit volume growth in the Company’s vinyl window operations, as well as the benefit from the stronger Canadian dollar, partially offset by decreased unit volumes in the Company’s vinyl siding operations. Gross profit in the third quarter of 2006 was $85.1 million, or 24.8% of net sales, compared to gross profit of $74.7 million, or 22.8% of net sales, for the same period in 2005. The increase in gross profit as a percentage of net sales was primarily a result of the realization of selling price increases. Selling, general and administrative expense increased to $50.7 million, or 14.8% of net sales, for the third quarter of 2006 versus $48.6 million, or 14.8% of net sales, for the same period in 2005. Selling, general and administrative expense includes amortization of prepaid management fees of $0.1 million and $1.0 million for the third quarters of 2006 and 2005, respectively. Excluding the amortization of prepaid management fees, selling, general and administrative expense for the third quarter of 2006 increased $3.0 million compared to the same period in 2005. The increase in selling, general and administrative expense was due primarily to increased expenses in the Company’s supply center network, including increased payroll costs and building and truck lease expenses, as well as increases in EBITDA-based incentive compensation programs and marketing expenses. Income from operations was $34.4 million for the third quarter of 2006 compared to $25.6 million for the same period in 2005.
Net sales increased by 10.3%, or $88.8 million, for the nine months ended September 30, 2006 compared to the same period in 2005 driven primarily by the continued realization of selling price increases implemented in late 2005 and early 2006, continued strong unit volume growth in the Company’s vinyl window operations, as well as the benefit from the stronger Canadian dollar. Gross profit for the nine months ended September 30, 2006 was $231.4 million, or 24.3% of net sales, compared to gross profit of $196.0 million, or 22.7% of net sales, for the same period in 2005. The increase in gross profit as a percentage of net sales was primarily a result of the realization of selling price increases. Selling, general and administrative expense increased to $154.2 million, or 16.2% of net sales, for the nine months ended September 30, 2006 versus $150.2 million, or 17.4% of net sales, for the same period in 2005. Selling, general and administrative expense for the nine months ended September 30, 2006 includes $2.1 million of separation costs related to the resignation of the Company’s former Chief Executive Officer, amortization of prepaid management fees of $0.4 million, and non-cash stock compensation expense of less than $0.1 million. Selling, general and administrative expense for the same period in 2005 includes $3.0 million of amortization of prepaid management fees and non-cash stock compensation expense of $0.3 million. Excluding CEO separation costs, amortization of prepaid management fees and non-cash stock compensation expense, selling, general and administrative expense for the nine months ended September 30, 2006 increased $4.8 million compared to the same period in 2005. The increase in selling, general and administrative expense was due primarily to increased expenses in the Company’s supply center network and the full year impact of expenses relating to new supply centers opened during 2005, as well as increases in EBITDA-based incentive compensation programs and the impact of the stronger Canadian dollar, partially offset by lower marketing expenses and the benefit of headcount reductions made in the prior year. During the nine months ended October 1, 2005, the Company incurred facility closure costs of approximately $4.0 million relating to the closing of its Freeport, Texas manufacturing plant. Income from operations was $77.4 million for the nine months ended September 30, 2006 compared to $41.9 million for the same period in 2005.
The attached consolidating financial information for the quarters and nine months ended September 30, 2006 and October 1, 2005 includes AMI and the Company’s indirect parent company, AMH Holdings, Inc. (“AMH”), which conducts all of its operating activities through AMI. Including AMH’s interest expense, which primarily consists of the accretion on AMH’s 11 1/4% senior discount notes, AMH’s consolidated net income was $7.6 million and $5.4 million for the third quarters of 2006 and 2005, respectively. For the nine months ended September 30, 2006, AMH’s consolidated net income was $12.8 million compared to a consolidated net loss of $3.9 million for the same period in 2005.
In connection with the December 2004 recapitalization transaction, AMH’s parent AMH Holdings II, Inc. (“AMH II”) was formed, and AMH II subsequently issued $75 million of senior notes in December 2004. The AMH II senior notes, which had accreted to $79.9 million by September 30, 2006, are not guaranteed by either AMI or AMH. The senior notes accrue interest at 13 5/8%, of which 10% is paid currently in cash and 3 5/8% currently accrues to the value of the senior notes. As AMH II is a holding company with no operations, it must receive distributions, payments or loans from its subsidiaries to satisfy its obligations on its debt. Total AMH II long-term debt, including that of its consolidated subsidiaries, was $729.4 million as of September 30, 2006.
* * *
Management will host its third quarter earnings conference call on Friday, November 10th at 1 P.M. Eastern Time. The toll free dial-in number for the call is (800) 559-2403 and the conference call identification number is 15995178. A replay of the call will be available through November 17th by dialing (877) 213-9653 and entering the above conference call identification number. The conference call and replay will also be available via webcast, which along with this news release can be accessed via the Company’s web site at http://www.associatedmaterials.com.

* * *
Associated Materials Incorporated is a leading manufacturer of exterior residential building products, which are distributed through company-owned distribution centers and independent distributors across North America. AMI produces a broad range of vinyl windows, vinyl siding, aluminum trim coil, aluminum and steel siding and accessories, as well as vinyl fencing and railing. AMI is a privately held, wholly-owned subsidiary of Associated Materials Holdings Inc., which is a wholly-owned subsidiary of AMH, which is a wholly-owned subsidiary of AMH II, which is controlled by affiliates of Investcorp S.A. and Harvest Partners, Inc. For more information, please visit the company’s website at http://www.associatedmaterials.com.
Founded in 1982, Investcorp is a global investment group with offices in New York, London and Bahrain. The firm has four lines of business: corporate investment, real estate investment, asset management and technology investment. It has completed transactions with a total acquisition value of more than $28 billion. For more information on Investcorp please visit its website at http://www.investcorp.com.
Harvest Partners is a private equity investment firm with a long track record of building value in businesses and generating attractive returns on investment. Founded in 1981, Harvest Partners has approximately $1 billion of invested capital under management. For more information on Harvest Partners please visit its website at http://www.harvpart.com.
This press release contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to AMI and AMH that are based on the beliefs of AMI’s and AMH’s management. When used in this press release, the words “may,” “will,” “should,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “predict,” “potential” or “continue” or similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties. Such statements reflect the current views of AMI’s and AMH’s management. The following factors, and others which are discussed in AMI’s and AMH’s filings with the Securities and Exchange Commission, are among those that may cause actual results to differ materially from the forward-looking statements: changes in the home building industry, general economic conditions, interest rates, foreign currency exchange rates, changes in the availability of consumer credit, employment trends, levels of consumer confidence, consumer preferences, changes in raw material costs and availability, market acceptance of price increases, changes in national and regional trends in new housing starts, changes in weather conditions, the Company’s ability to comply with certain financial covenants in loan documents governing its indebtedness, increases in levels of competition within its market, availability of alternative building products, increases in its level of indebtedness, increases in costs of environmental compliance, increase in capital expenditure requirements, potential conflict between Alside and Gentek distribution channels and shifts in market demand. Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as expected, intended, estimated, anticipated, believed or predicted. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, contact:
D. Keith LaVanway	Cyndi Sobe
Chief Financial Officer	Vice President, Finance
(330) 922-2004	(330) 922-7743

ASSOCIATED MATERIALS INCORPORATED
AMH HOLDINGS, INC.
Condensed Consolidating Statement of Operations
(Unaudited)
Quarter Ended September 30, 2006
(in thousands)

				AMH
	AMI	AMH	Eliminations	Consolidated
	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	September 30,	September 30,	September 30,	September 30,
	2006	2006	2006	2006
Net sales	$343,402	$—	$—	$343,402

Gross profit	85,095	—	—	85,095

Selling, general and administrative expense	50,692	—	—	50,692

Facility closure costs, net	—	—	—	—

Income from operations	34,403	—	—	34,403

Interest expense, net	8,234	9,466	—	17,700
Foreign currency loss	99	—	—	99

Income (loss) before income taxes	26,070	(9,466)	—	16,604
Income taxes (benefit)	11,486	(2,510)	—	8,976

Income (loss) before equity income from subsidiaries	14,584	(6,956)	—	7,628
Equity income from subsidiaries	—	14,584	(14,584)	—

Net income	$14,584	$7,628	$(14,584)	$7,628

Other Data:
EBITDA (a)	$39,729
Adjusted EBITDA (a)	39,953

ASSOCIATED MATERIALS INCORPORATED
AMH HOLDINGS, INC.
Condensed Consolidating Statement of Operations
(Unaudited)
Quarter Ended October 1, 2005
(in thousands)

				AMH
	AMI	AMH	Eliminations	Consolidated
	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	October 1,	October 1,	October 1,	October 1,
	2005	2005	2005	2005
Net sales	$328,249	$—	$—	$328,249

Gross profit	74,735	—	—	74,735

Selling, general and administrative expense	48,580	—	—	48,580

Facility closure costs	541	—	—	541

Income from operations	25,614	—	—	25,614

Interest expense, net	8,134	8,511	—	16,645
Foreign currency loss	267	—	—	267

Income (loss) before income taxes	17,213	(8,511)	—	8,702
Income taxes (benefit)	5,512	(2,223)	—	3,289

Income (loss) before equity income from subsidiaries	11,701	(6,288)	—	5,413
Equity income from subsidiaries	—	11,701	(11,701)	—

Net income	$11,701	$5,413	$(11,701)	$5,413

Other Data:
EBITDA (a)	$30,609
Adjusted EBITDA (a)	32,417

ASSOCIATED MATERIALS INCORPORATED
AMH HOLDINGS, INC.
Condensed Consolidating Statement of Operations
(Unaudited)
Nine Months Ended September 30, 2006
(in thousands)

				AMH
	AMI	AMH	Eliminations	Consolidated
	Nine Months	Nine Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
	2006	2006	2006	2006
Net sales	$951,011	$—	$—	$951,011

Gross profit	231,440	—	—	231,440

Selling, general and administrative expense	154,159	—	—	154,159

Facility closure costs, net	(92)	—	—	(92)

Income from operations	77,373	—	—	77,373

Interest expense, net	23,957	27,737	—	51,694
Foreign currency gain	(865)	—	—	(865)

Income (loss) before income taxes	54,281	(27,737)	—	26,544
Income taxes (benefit)	23,307	(9,539)	—	13,768

Income (loss) before equity income from subsidiaries	30,974	(18,198)	—	12,776
Equity income from subsidiaries	—	30,974	(30,974)	—

Net income	$30,974	$12,776	$(30,974)	$12,776

Other Data:
EBITDA (a)	$94,419
Adjusted EBITDA (a)	95,949

ASSOCIATED MATERIALS INCORPORATED
AMH HOLDINGS, INC.
Condensed Consolidating Statement of Operations
(Unaudited)
Nine Months Ended October 1, 2005
(in thousands)

	AMI	AMH	Eliminations	Consolidated
	Nine Months	Nine Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	October 1,	October 1,	October 1,	October 1,
	2005	2005	2005	2005
Net sales	$862,182	$—	$—	$862,182

Gross profit	195,969	—	—	195,969

Selling, general and administrative expense	150,160	—	—	150,160

Facility closure costs	3,956	—	—	3,956

Income from operations	41,853	—	—	41,853

Interest expense, net	23,387	24,855	—	48,242
Foreign currency loss	556	—	—	556

Income (loss) before income taxes	17,910	(24,855)	—	(6,945)
Income taxes (benefit)	5,775	(8,773)	—	(2,998)

Income (loss) before equity income from subsidiaries	12,135	(16,082)	—	(3,947)
Equity income from subsidiaries	—	12,135	(12,135)	—

Net income (loss)	$12,135	$(3,947)	$(12,135)	$(3,947)

Other Data:
EBITDA (a)	$56,636
Adjusted EBITDA (a)	64,467

Selected Balance Sheet Data (in thousands)

	(Unaudited)
	September 30, 2006
			AMH
	AMI	AMH	Consolidated
Cash	$12,515	$—	$12,515
Accounts receivable, net	177,811	—	177,811
Inventories	159,028	—	159,028
Accounts payable	107,021	—	107,021
Accrued liabilities	71,376	—	71,376
Long-term debt	307,000	342,426	649,426

	December 31, 2005
			AMH
	AMI	AMH	Consolidated
Cash	$12,300	$—	$12,300
Accounts receivable, net	147,664	—	147,664
Inventories	133,524	—	133,524
Accounts payable	96,933	—	96,933
Accrued liabilities	57,711	—	57,711
Long-term debt	317,000	315,478	632,478
Selected Cash Flow Data for AMI (Unaudited) (in thousands)

	Nine Months	Nine Months
	Ended	Ended
	September 30,	October 1,
	2006	2005
Net cash provided by operating activities	$26,906	$15,001
Capital expenditures	11,876	18,961
Dividend paid to fund semi-annual interest payment on AMH II’s 13 5/8% senior notes	7,735	4,562
Cash paid for interest	17,467	16,575
Cash paid (received) for income taxes	13,801	(3,551)

(a)	EBITDA is calculated as net income plus interest, taxes, depreciation and amortization. Adjusted EBITDA excludes certain items. The Company considers adjusted EBITDA to be an important indicator of its operational strength and performance of its business. The Company has included adjusted EBITDA because it is a key financial measure used by management to (i) assess the Company’s ability to service its debt and / or incur debt and meet the Company’s capital expenditure requirements; (ii) internally measure the Company’s operating performance; and (iii) determine the Company’s incentive compensation programs. In addition, the Company’s credit facility has certain covenants that use ratios utilizing this measure of adjusted EBITDA. EBITDA and adjusted EBITDA have not been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Adjusted EBITDA as presented by the Company may not be comparable to similarly titled measures reported by other companies. Such supplementary adjustments to EBITDA may not be in accordance with current SEC practices or the rules and regulations adopted by the SEC that apply to periodic reports filed under the Securities Exchange Act of 1934. Accordingly, the SEC may require that adjusted EBITDA be presented differently in filings made with the SEC than as presented in this release, or not be presented at all. EBITDA and adjusted EBITDA are not measures determined in accordance with GAAP and should not be considered as alternatives to, or more meaningful than, net income (as determined in accordance with GAAP) as a measure of the Company’s operating results or cash flows from operations (as determined in accordance with GAAP) as a measure of the Company’s liquidity. The reconciliation of the Company’s net income to EBITDA and adjusted EBITDA is as follows (in thousands):

				Nine Months
	Quarter Ended	Quarter Ended	Nine Months	Ended
	September 30,	October 1,	Ended	October 1,
	2006	2005	September 30, 2006	2005
Net income	$14,584	$11,701	$30,974	$12,135
Interest expense, net	8,234	8,134	23,957	23,387
Income taxes	11,486	5,512	23,307	5,775
Depreciation and amortization	5,425	5,262	16,181	15,339

EBITDA	39,729	30,609	94,419	56,636
Foreign currency (gain) loss	99	267	(865)	556
Separation costs (b)	—	—	2,085	—
Amortization of management fee (c)	125	1,000	375	3,000
Stock compensation expense	—	—	27	319
Facility closure costs, net (d)	—	541	(92)	3,956

Adjusted EBITDA	$39,953	$32,417	$95,949	$64,467

(b)	Represents separation costs, including payroll taxes and benefits, related to the resignation of Mr. Caporale, former Chairman, President and Chief Executive Officer of the Company by mutual agreement with the Company’s Board of Directors.
(c)	Represents amortization of a prepaid management fee of $6 million paid to Investcorp International Inc. in connection with the December 2004 recapitalization transaction. The Company is expensing the prepaid management fee based on the services provided over the life of the agreement, as defined in the Management Advisory Agreement with Investcorp International Inc. In accordance with the Management Advisory Agreement, the Company recorded $4 million as expense for the year ended December 31, 2005, with the remaining unamortized amount to be expensed equally over the remaining four-year term of the agreement.
(d)	Amounts recorded during 2005 represent costs associated with the closure of the Freeport, Texas manufacturing facility during 2005 consisting primarily of equipment relocation expenses. Amounts recorded during 2006 include the gain realized upon the final sale of the facility, partially offset by other non-recurring expenses associated with the closure of the manufacturing facility.